Synergetics USA Announces Preliminary Third Quarter Fiscal 2012 Results and Announces Third Quarter Earnings Call Information

O'FALLON, MO -- (Marketwire - May 29, 2012) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical devices for ophthalmic and neurosurgical applications, today announced preliminary revenues and financial results for third quarter 2012 in advance of its upcoming participation in two investor conferences.

The Company expects net sales for the third quarter of fiscal 2012 to approximate $14.4 million to $14.7 million, slightly below sales of $14.7 million which was reported in the fiscal 2011 third quarter. The Company expects to report net income per share of approximately $0.04 to $0.06 before the effect of an inventory write-down adjustment which occurred during the third fiscal quarter of approximately $400,000, or approximately $0.01 per share after tax. This net income before adjusting for the inventory write-down compares against net income per share of $0.07 in the prior year's third quarter.

For the fiscal 2012 third quarter, the Company expects Ophthalmic sales to be in the range of $8.3 million to $8.5 million for a decrease of approximately 9% from the fiscal 2011 third quarter. OEM sales are expected to total $5.9 million to $6.0 million, up approximately 17% from the comparable prior year period. Other revenue is expected to be approximately $200,000. On a geographic basis, U.S. sales overall grew roughly 9% while international sales declined approximately 21%.

"While our strategic plan is firmly intact, I am disappointed in our revenue performance which was below our expectations," said David M. Hable, the Company's President and Chief Executive Officer. "The shortfall in revenue was due primarily to the economic difficulties in Europe which both depressed demand for our ophthalmic disposables and exerted an unfavorable foreign currency impact of approximately $200,000 on our top line, and by the delay of approximately $600,000 of OEM orders to our two marketing partners which we fully expect to ship in the fourth quarter."

Mr. Hable further commented, "We remain highly focused on our strategy of growing our ophthalmic business by driving into higher-value retinal markets with new products, managing our OEM business for stability and cash flows, delivering improving profitability and strong cash flows, and implementing lean initiatives firm-wide. Regarding the implementation of our lean initiatives and ERP system, we continue to make solid progress."

The results announced today are preliminary and reflect estimates of the Company's anticipated inventory write-down, tax rate and share count. Synergetics will announce complete results for its fiscal 2012 third quarter on June 11, 2012.

Third Quarter Earnings Conference Call Information

The Company will host a conference call the morning of Tuesday, June 12, 2012 at 10:30 a.m. Eastern time to review Synergetics' final results for the fiscal third quarter ended April 30, 2012. During the call, Mr. Hable and Pamela G. Boone, Executive Vice President and Chief Financial Officer, will provide an overview of the third quarter performance and business highlights. A question and answer session will follow prepared remarks.

A news release announcing the third quarter results will be issued on Monday, June 11, after the market close. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 32444087. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast on the investor relations section of the Company's website www.synergeticsusa.com. A replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Synergetics USA, Inc. ("Synergetics USA" or the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the surgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, procedural kits, and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Synergetics' Annual Report on Form 10-K for the year ended July 31, 2011, as updated from time to time in our filings with the Securities and Exchange Commission.

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone
Chief Financial Officer